    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2002
                                                    REGISTRATION NO. ___________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                       NAVIGATION TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)

    DELAWARE
 (State or other             222 Merchandise Mart Plaza         77-0170321
 jurisdiction of          The Merchandise Mart, Suite 900      (IRS Employer
incorporation or              Chicago, Illinois 60654        Identification No.)
  organization)       (Address of principal executive offices)

                       NAVIGATION TECHNOLOGIES CORPORATION
                            2001 STOCK INCENTIVE PLAN
                        1998 CALIFORNIA STOCK OPTION PLAN
                             1996 STOCK OPTION PLAN
                             1988 STOCK OPTION PLAN
             SHARES UNDER EMPLOYEE OPTION AND EMPLOYMENT AGREEMENTS
                            (Full title of the plans)

                                   ----------

                                 JUDSON C. GREEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           222 Merchandise Mart Plaza
                         The Merchandise Mart, Suite 900
                             CHICAGO, ILLINOIS 60654
                                 (312) 279-3390
                           (312) 894-7228 (TELECOPIER)
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

HAL M. BROWN, ESQ.                                                                   LAWRENCE M. KAPLAN, ESQ.
PIPER MARBURY RUDNICK & WOLFE                                                        VICE PRESIDENT & GENERAL COUNSEL
203 NORTH LASALLE STREET, SUITE 1800                    - AND -                      NAVIGATION TECHNOLOGIES CORPORATION
CHICAGO, ILLINOIS 60601                                                              222 MERCHANDISE MART PLAZA
(312) 368-4000                                                                       THE MERCHANDISE MART, SUITE 900
(312) 236-7516 (TELECOPIER)                                                          CHICAGO, ILLINOIS 60654
                                                                                     (312) 279-3390
                                                                                     (312) 894-7228 (TELECOPIER)

                                   ----------

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                               Proposed Maximum  Proposed Maximum    Amount of
            Title of each class of             Amount to be     Offering price       Aggregate      registration
        Securities to be registered(1)         Registered(1)      Per Share        Offering Price      fee(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share         17,112,460         $0.85(3)         $14,545,591      $3,476.40
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share        191,038,680         $0.001(4)        $   191,039      $   45.66
------------------------------------------------------------------------------------------------------------------
Total                                           208,151,140                          $14,736,630      $3,522.06
==================================================================================================================

----------

(1) The number of shares of common stock, par value $.001 per share (the "Common Stock"), stated above consists of the aggregate number of issued and outstanding options and the aggregate number of remaining authorized options.

(2) Calculated by multiplying the aggregate offering amount by 0.000239, pursuant to Section 6(b) of the Securities Act.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of an option exercise price of $0.85 per share for issued and outstanding options to purchase a total of 17,112,460 shares.

(4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.001 per share, the minimum offering price with respect to which the 191,038,680 authorized options may be issued, as the Company had a negative book value per share on January 14, 2002.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Navigation Technologies Corporation's registration statement on Form 10 (SEC File No. 000-21323) is incorporated in this registration statement by reference. All documents subsequently filed by Navigation Technologies Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.


GENERAL

         Our authorized capital stock consists of 1,800,000,000 shares of common stock, par value $.001 per share and 70,000,000 shares of preferred stock, par value $.001 per share.

         The following summary of our securities and certain provisions of our charter and bylaws is not intended to be complete and is qualified by reference to the provisions of our charter and bylaws and applicable law. Our charter and bylaws are filed as exhibits to our registration statement on Form 10 incorporated herein by reference.

OPTIONS TO PURCHASE COMMON STOCK

         This registration statement registers shares of our common stock which may be purchased upon exercise of options issued or issuable under our 2001 Stock Incentive Plan, 1998 California Stock Option Plan, 1996 Stock Option Plan, 1988 Stock Option Plan, and certain employment and/or option agreements we have entered into with Judson C. Green and John K. MacLeod in connection with such individuals' employment.

COMMON STOCK

         Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably lawful dividends as may be declared by our board of directors. Such dividends are, however, subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock. In the event of a liquidation, dissolution or winding up of the business of Navigation Technologies, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be, however, subject to the rights of the holders of any outstanding shares of our preferred stock as described below.

         The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges associated with our common stock are subject to, and may be adversely affected by, the rights of the holders of our outstanding shares of Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock, which are discussed below, and the rights of the holders of shares of any other series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

         Our charter authorizes the board of directors, without further stockholder action or approval, to issue from time to time up to 70,000,000 shares of preferred stock, in one or more series. The board of directors also is authorized to establish the number of shares to be included in each series and to fix the terms and conditions of those securities, including voting powers, preferences, rights and qualifications. Certain provisions of any issued series of preferred stock, including voting, conversion, liquidation, redemption and repurchase rights and obligations, could adversely affect the rights of our common stockholders.

         Pursuant to the authority granted by our charter, the board of directors has designated and approved the issuance of two series of preferred stock: Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock.

         Series A Cumulative Convertible Preferred Stock

         An aggregate of 5,000,000 shares of our authorized preferred stock has been designated as Series A Cumulative Convertible Preferred Stock. Holders of Series A shares are entitled to receive, when, as and if declared by the board of directors, monthly dividends payable in additional Series A shares. These dividends, which are cumulative and payable at a rate of 2.21045% of the per share liquidation preference of the Series A shares, are added to the original liquidation preference of $10 per share of the Series A preferred stock so long as they are not paid. These dividends will be paid, however, only at the written request of the Series A holders. As long as any Series A shares are outstanding, no dividends may be declared or paid and no other distribution may be made to holders of any shares of stock ranking junior to the Series A (including our common stock). The terms of the Series A shares also prohibit repurchases, redemptions and other acquisitions of shares of junior stock, unless we are current in our dividend payment obligations to the Series A holders. Series A shares are entitled to participate in any dividend on a pro rata basis with any shares of junior stock in those instances in which dividends are validly declared and paid on any shares of junior stock.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Navigation Technologies, holders of Series A shares are entitled to receive their liquidation preference in full prior to any distribution or payment being made out of our assets on any junior stock.

         The Series A shares will automatically convert into shares of our common stock upon the earliest to occur of (i) the closing of a qualifying initial public offering of our securities, (ii) the closing of a qualifying change of control transaction, or (iii) October 1, 2002. The Series A shares will convert into the number of common shares obtained by dividing the liquidation preference of the Series A shares by the applicable conversion price. In the event of an initial public offering, the per share conversion price will be the price per share at which shares of common stock are offered in the initial public offering (before giving effect to any underwriting discounts or other expenses including legal fees). In the event of a change of control transaction, the per share conversion price will be the price per share payable by the entity acquiring the common stock or the price per share equivalent of any aggregate purchase price payable by the acquiror of our assets for cash, which amount in a qualifying change of control transaction cannot be lower than $0.65 per share, as adjusted by subsequent stock splits, combinations, stock dividends or any other changes effecting our capitalization as of March 28, 2001. On October 1, 2002, the conversion price will be the current fair market value as of such date, as determined by a majority of the disinterested members of our board of directors, based on a valuation of Navigation Technologies to be performed by an investment bank on or before September 15, 2002.

         We are obligated to reserve, out of our authorized but unissued shares of common stock, that number of shares of common stock issuable upon conversion of all outstanding Series A shares.

         Except as noted below, each share of Series A preferred stock is entitled to 12 votes per share and votes together with holders of common stock (and any other class or series that may similarly be entitled to vote with holders of common stock) as a single class on all matters on which holders of common stock are entitled to vote. As long as any Series A shares are outstanding, in addition to the voting rights required by law or by our charter, the vote or consent of a majority of the Series A shares voting as a separate class is required to (i) effect changes to the charter that may have an adverse effect on the Series A shares, (ii) authorize any class or series of capital stock ranking senior to the Series A, or (iii) approve certain mergers or consolidations of Navigation Technologies. Furthermore, so long as any Series A shares are outstanding, in addition to the voting rights required by law or by our charter and the rights summarized above, the vote or consent of the holder of at least a majority of the Series A shares and all other series of preferred stock similarly entitled to vote, voting separately as a single class, is required to effect any changes to the charter increasing or decreasing the number of authorized shares of preferred stock or to authorize or create, or increase the amount of any shares of any class or series of any securities convertible into any class or series of our capital stock ranking on a parity with Series A and all such other series.

         Series B Cumulative Convertible Preferred Stock

         An aggregate of 45,000,000 shares of our authorized preferred stock has been designated as Series B Cumulative Convertible Preferred Stock. The terms of the Series B shares are identical to those relating to the Series A shares, except that dividends are payable at a rate of 2.01178% of the per share liquidation preference of the Series B shares.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation such as Navigation Technologies to provide indemnification to its directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. Article XI of our bylaws requires Navigation Technologies to indemnify any current or former director, officer, employee or agent to the fullest extent permitted by the DGCL. Certain of our current and former directors and executive officers have executed indemnification agreements. The indemnification agreements obligate Navigation Technologies to indemnify such directors and executive officers to the fullest extent permitted by the DGCL. We and Koninklijke Philips Electronics N.V., our principal shareholder, also maintain directors' and officers' liability insurance, which insures against certain liabilities that may be incurred by our directors and officers in those capacities.

         Section 102(b)(7) of the DGCL also permits a Delaware corporation to adopt provisions in its governing documents which eliminate the personal liability of directors for monetary damages to the corporation or its stockholders for breaches of a director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (regarding unlawful payments of dividends, stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of our restated certificate of incorporation includes such a provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

   4.1  Specimen Common Stock Certificate

   4.2 Stock Option Agreement dated as of May 1, 2000 between Registrant and Judson C. Green

   4.3 Stock Option Agreement dated as of September 18, 2000 between Registrant and John K. MacLeod

   5.1  Opinion of Piper Marbury Rudnick & Wolfe

   23.1 Consent of KPMG LLP

   23.2 Consent of Piper Marbury Rudnick & Wolfe (contained in Exhibit 5.1 hereof)

   24   Power of Attorney by the directors and certain officers of the Company

ITEM 9. UNDERTAKINGS.

   (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 14th day of January, 2002.

                                        NAVIGATION TECHNOLOGIES CORPORATION


                                        By:  /s/ Judson C. Green
                                           -------------------------------------
                                           Judson C. Green
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURES                                         TITLE
                 ----------                                         -----
/s/ Judson C. Green                           President and Chief Executive Officer and
-------------------------------------         Director (principal executive officer and
Judson C. Green                               principal financial officer)

Neil Smith*                                   Neil Smith (principal accounting officer)

Richard J.A. de Lange*                        Director

T. Russell Shields*                           Director

William E. Curran*                            Director

James P. Nolan*                               Director

Dirk-Jan van Ommeren*                         Director

*By: /s/ Judson C. Green                      Individually and as Attorney-in-Fact
    -------------------------------
     Judson C. Green


                                                                January 14, 2002

EXHIBIT INDEX

        EXHIBIT
        -------

          4.1     Specimen Common Stock Certificate

          4.2 Stock Option Agreement dated as of May 1, 2000 between Registrant and Judson C. Green

          4.3 Stock Option Agreement dated as of September 18, 2000 between Registrant and John K. MacLeod

          5.1     Opinion of Piper Marbury Rudnick & Wolfe

          23.1    Consent of KPMG LLP

          23.2    Consent of Piper Marbury Rudnick & Wolfe (contained in Exhibit
                  5.1 hereof)

          24 Power of Attorney by the directors and certain officers of the Company